Exhibit 10.01

Award No. «GrantNumber»
INTUIT INC. AMENDED AND RESTATED 2005 EQUITY INCENTIVE PLAN GRANT AGREEMENT
Restricted Stock Unit
(Performance-Based Vesting: QuickBooks Online Subscriptions)
Intuit Inc., a Delaware corporation (“Intuit” or the “Company”), hereby grants you a restricted stock unit award (“Award”) pursuant to the Company’s Amended and Restated 2005 Equity Incentive Plan (the “Plan”), of the Company’s common stock, $0.01 par value per share (“Common Stock”). The maximum number of Shares that are subject to the Award and may be earned by you (“Target Shares”) is set forth below. All capitalized terms in this Grant Agreement (“Agreement”) that are not defined herein have the meanings given to them in the Plan. This Award is subject to the terms and conditions of the Plan, which is incorporated herein by reference. This Agreement is not meant to interpret, extend, or change the Plan in any way, or to represent the full terms of the Plan. If there is any discrepancy, conflict or omission between this Agreement and the provisions of the Plan, the provisions of the Plan will apply.

Name of Participant:
Address:
Target Shares:
Date of Grant:    October 29, 2014
Vesting Date:     September 1, 2015

Vesting Based on Achievement of Threshold Performance and QBO Subscription Goals.

(a) Threshold Operating Income Goal: This Award will be eligible to vest only if the goal of [*] (“Threshold Goal”) is achieved and is certified by the Compensation and Organizational Development Committee (the “Committee”). “Operating Income” will be calculated consistent with the Company’s definition, which is based on GAAP financial measures. If the Threshold Goal is not achieved and/or certified by the Committee, this Award will immediately terminate and you will not be entitled to receive Shares.

(b) QBO Subscription Goal: If the Threshold Goal is achieved and certified by the Committee, then you will have the opportunity to vest in this Award based on Intuit’s level of achievement of the QuickBooks Online subscription goals set forth on Exhibit A (the “QBO Goals”). Actual performance against the QBO Goals is measured over the period beginning on August 1, 2014 and ending on July 31, 2015 (the “Performance Period”) and must be certified by the Compensation and Organizational Development Committee (“Committee”) in order for any portion of this Award to vest. The Committee will certify the results of the QBO Goals as soon as reasonably possible (the date of such certification the “Certification Date”) after the Performance Period. Any portion of this Award that is eligible to vest based on the Committee’s certification will vest on the Vesting Date. Any portion of this Award that is not eligible to vest based on the Committee’s certification will terminate on the Certification Date. Notwithstanding the foregoing, Sections 1(c) through 1(f) provide certain circumstances in which you may vest in this Award before the Vesting Date and/or without certification of the QBO Goals by the Committee. If any of Sections 1(c) through 1(f) apply, then any portion of the Award that does not vest pursuant to those sections will terminate.

1.	In the event of your Termination before the Vesting Date, the following provisions will govern the vesting of this Award:

(a)
Termination Generally. In the event of your Termination before the Vesting Date for any reason other than as expressly set forth in the other subsections of this Section 1, including, without limitation, your Termination by the Company for Cause or your resignation for Good Reason (each as defined in Section 1(d)), this Award will terminate without having vested as to any of the Shares and you will have no right or claim to anything under this Award.

(b)
Retirement. In the event of your Retirement before the Vesting Date, a pro rata portion of this Award will vest on the Vesting Date based on the achievement of the Threshold Goal and actual level of achievement of the QBO Goals, as certified by the Committee. The pro rata portion will be a percentage equal to your number of full months of service since the first date of the Performance Period divided by twelve months, rounded down to the nearest whole Share. Shares will be distributed to you at the same time as other Participants after the Vesting Date. “Retirement” means the Termination of your employment with the Company after you have reached age fifty-five (55) and completed ten full years of consecutive service with the Company (including any parent or Subsidiary).

(c)
Death or Disability. In the event of your death or Disability before the Vesting Date, and after you have been actively employed by the Company for one year or more, this Award will vest immediately as to 100% of the Target Shares on your Termination Date. “Disability” is defined in Section 27(i) of the Plan.

(d)
Involuntary Termination. In the event of your Involuntary Termination before the Vesting Date, a pro rata portion of this Award will vest immediately on your Termination Date based on the Target Shares. The pro rata portion will be a percentage equal to your number of full months of service since the first date of the Performance Period divided by twelve months, rounded down to the nearest whole Share. Shares will be distributed to you as soon as reasonably possible after the effective date of a waiver and general release of claims executed by you in favor of the Company and certain related persons determined by the Company in the form presented by the Company (“Release”). If you do not execute the Release within forty-five (45) days following your Termination Date, then you will not be entitled to the receipt of any Shares under this Section 1(d). Involuntary Termination means, for purposes of this Agreement, either (A) your Termination by the Company without Cause, or (B) your resignation for Good Reason. “Cause” means, for purposes of this Agreement, (i) gross negligence or willful misconduct in the performance of your duties to the Company (other than as a result of a Disability) that has resulted or is likely to result in material damage to the Company, after a written demand for substantial performance is delivered to you by the Chief Executive Officer which specifically identifies the manner in which you have not substantially performed your duties and you have been provided with a reasonable opportunity of not less than 30 days to cure any alleged gross negligence or willful misconduct; (ii) commission of any act of fraud with respect to the Company; or (iii) conviction of a felony or a crime involving moral turpitude. No act or failure to act by you will be considered “willful” if done or omitted by you in good faith with reasonable belief that your action or omission was in the best interests of the Company. “Good Reason” means, for the purposes of this Agreement, your resignation within sixty (60) days after the occurrence any of the following events without your consent: (i) a material reduction in your duties that is inconsistent with your position at the time of the Date of Grant, (ii) any material reduction in your base annual salary or target annual bonus (other than in connection with a general decrease in the salary or target bonuses for all officers of Intuit), or (iii) a requirement by Intuit that you relocate your principal office to a facility more than 50 miles from your principal office on the Date of Grant; provided however, that with regard to (i) through (iii) you must provide Intuit with written notice of the event allegedly constituting “Good Reason,” and Intuit will have 15 days from the date it receives such written notice to cure such event. Notwithstanding anything in this Section 1(d) to the contrary, if you are a “covered employee” under Section 162(m)(3) of the Internal Revenue Code of 1986, as amended (the “Code”) either on the Date of Grant or at any time during the Performance Period, then your Award will not be treated as described above in this Section 1(d), but instead, a pro rata portion of this Award will vest on the Vesting Date based on the achievement of the Threshold Goal and actual level of achievement of the QBO Goals, as certified by the Committee. The pro rata portion will be a percentage equal to your number of full months of service since the first date of the Performance Period divided by twelve months, rounded down to the nearest whole Share. Shares will be distributed to you at the same time as other Participants after the Vesting Date, provided that the Release has become effective. If you do not execute the Release before the time that Shares are distributed to other Participants, then you will not be entitled to the receipt of any Shares under this Section 1(d).

(e)
Termination on or Within One Year After Corporate Transaction. In the event of your Involuntary Termination (including your Termination without Cause by the Company’s successor) on or within one year following the date of a Corporate Transaction and before the Vesting Date, this Award will vest immediately on your Termination Date as to a pro rata portion of the Target Shares. The pro rata portion will be a percentage equal to your number of full months of service since the first date of the Performance Period divided by twelve months, rounded down to the nearest whole Share.

(f)
Corporate Transaction. In the event of a Corporate Transaction before the Vesting Date, the Threshold Goal will be deemed to be achieved and the QBO Goals will be deemed to be achieved at 100% of the Target level as set forth in Exhibit A. The Vesting Date still will apply, and Shares will be distributed as soon as reasonably possible after the Vesting Date. For avoidance of doubt, this provision is intended to result in you earning the Target Shares, without Committee certification, provided that you are employed on the Vesting Date following a Corporate Transaction. In the event of an intervening Termination before the Vesting Date, the applicable provisions of Sections 1(a) through 1(e) will govern.

(g)
Recoupment. In the event that the Company issues a restatement of its financial results after the distribution of Shares, which restatement either (i) causes the Threshold Goal not to be achieved or (ii) decreases the level of achievement of the QBO Goals from the level(s) previously certified by the Committee, then you will be required to deliver to the Company, within 30 days after your receipt of written notification by the Company, an amount in cash or equivalent value in Shares (or a combination of the two) equal to the net proceeds realized by you on the issuance and, if applicable, subsequent sale of any Shares that would not have vested or been issued based on the restated financial results. This section 1(g) only will apply to you if it is determined by the Committee in good faith that fraud or misconduct engaged in by you (directly or indirectly) was a significant contributing factor to this restatement of financial results.

2.
Issuance of Shares. Except as described in the next sentence, Shares will be distributed as soon as reasonably possible after the Vesting Date (but in no event later than March 15th after the calendar year in which the Vesting Date occurs). In the event of a Termination pursuant to Sections 1(c) through 1(e) (other than with respect to a “covered employee” under Section 1(d)), Shares will be distributed as soon as reasonably possible after the Termination Date or, if later, the date that the Release becomes effective in accordance with Section 1(d) (but in no event later than March 15th after the calendar year in which the Termination Date or the effective date of the Release occurs). Until the date the Shares are issued to you, you will have no rights as a stockholder of the Company.

3.
Rights as a Stockholder; Dividend Equivalent Rights. You shall have no voting or other rights as a stockholder with respect to the Shares of Common Stock underlying the Award until such Shares of Common Stock have been issued to you. Notwithstanding the preceding sentence, you shall be entitled to receive payment of the equivalent of any and all dividends declared by the Company on its Common Stock on each date on which dividends are paid on and after the date of grant of the Award in an amount equal to the amount of such dividends multiplied by the number of Shares of Common Stock underlying the then outstanding portion of the Award. These dividend equivalents shall be paid upon the later of (a) the date dividends are paid to the common stockholders of the Company, or (b) the date the Restricted Stock Units with respect to which such dividend equivalents are payable become vested (it being understood that no dividend equivalents will be paid with respect to Shares underlying any Restricted Stock Units that do not vest, but that dividend equivalent rights equal to the dividends declared on the Company’s Common Stock from and after the date of grant of the unvested Restricted Stock Units shall be paid as and when such Restricted Stock Units vest).

4.
Withholding Taxes. This Award is generally taxable for purposes of United States federal income and employment taxes on vesting based on the Fair Market Value on the Vesting Date. To the extent required by applicable federal, state or other law, you will make arrangements satisfactory to the Company for the payment and satisfaction of any income tax, social security tax, payroll tax, payment on account or other tax related to withholding obligations that arise under this Award and, if applicable, any sale of Shares. The Company will not be required to issue Shares pursuant to this Award or to recognize any purported transfer of Shares until such obligations are satisfied. Unless otherwise agreed to by the Company and you, these obligations will be satisfied by the Company withholding a number of Shares that would otherwise be issued under this Award that the Company determines has a Fair Market Value sufficient to meet the tax withholding obligations. “Fair Market Value” is defined in Section 27(l) of the Plan.

You are ultimately liable and responsible for all taxes owed by you in connection with this Award, regardless of any action the Company takes or any transaction pursuant to this section with respect to any tax withholding obligations that arise in connection with this Award. The Company makes no representation or undertaking regarding the treatment of any tax withholding in connection with the grant, issuance, vesting or settlement of this Award or the subsequent sale of any of the Shares. The Company does not commit and is under no obligation to structure this Award to reduce or eliminate your tax liability.

5.
Disputes. Any question concerning the interpretation of this Agreement, any adjustments to made thereunder, and any controversy that may arise under this Agreement, will be determined by the Committee in accordance with its authority under Section 4 of the Plan. Such decision by the Committee will be final and binding.

6.	Other Matters.

(a)
The Award granted to an employee in any one year, or at any time, does not obligate the Company or any Subsidiary or other affiliate of the Company to grant an award in any future year or in any given amount and should not create an expectation that the Company (or any Subsidiary or other affiliate) might grant an award in any future year or in any given amount.

(b)	Nothing contained in this Agreement creates or implies an employment contract or term of employment or any promise of specific treatment on which you may rely.

(c)	Notwithstanding anything to the contrary in this Agreement, the Company may reduce your Award if you change classification from a full-time employee to a part-time employee.

(d)
This Award is not part of your employment contract (if any) with the Company, your salary, your normal or expected compensation, or other remuneration for any purposes, including for purposes of computing benefits, severance pay or other termination compensation or indemnity.

(e)
Because this Agreement relates to terms and conditions under which you may be issued Shares of Common Stock of Intuit Inc., a Delaware corporation, an essential term of this Agreement is that it will be governed by the laws of the State of Delaware, without regard to choice of law principles of Delaware or other jurisdictions. Any action, suit, or proceeding relating to this Agreement or the Award granted hereunder will be brought in the state or federal courts of competent jurisdiction in Santa Clara County in the State of California.

(f)	This Award, and any issuance of Shares thereunder, is intended to comply and will be interpreted in accordance with Section 409A of the Code.

This Agreement (including the Plan, which is incorporated by reference) constitutes the entire agreement between you and the Company with respect to this Award, and supersedes all prior agreements or promises with respect to the Award. Except as provided in the Plan, this Agreement may be amended only by a written document signed by the Company and you. Subject to the terms of the Plan, the Company may assign any of its rights and obligations under this Agreement, and this Agreement will be binding on, and inure to the benefit of, the successors and assigns of the Company. Subject to the restrictions on transfer of an Award described in Section 13 of the Plan, this Agreement will be binding on your permitted successors and assigns (including heirs, executors, administrators and legal representatives). All notices required under this Agreement or the Plan must be mailed or hand-delivered, (1) in the case of the Company, to the Company at 2632 Marine Way, Mountain View, CA, 94043, or at such other address designated in writing by the Company to you, and (2) in the case of you, at the address recorded in the books and records of the Company as your then current home address.

The Company has signed this Award Agreement effective as the Date of Grant.

INTUIT INC.

By: /s/ Brad D. Smith
Brad D. Smith, President and Chief Executive Officer